Exhibit 99.1

CIT Receives OCC Approval to Acquire Mutual of Omaha Bank

New York – November 19, 2019 – CIT Group Inc. (NYSE: CIT) today announced that the Office of the Comptroller of the Currency (OCC) has provided regulatory approval for Mutual of Omaha Bank to be merged into CIT’s banking subsidiary, CIT Bank, N.A. Subject to the receipt of certain other regulatory approvals and waivers and completion of the other customary closing conditions, CIT expects to close the transaction in the first quarter of 2020.

In August, CIT announced it entered into an agreement for its Pasadena-based bank subsidiary to acquire Mutual of Omaha Bank. The transaction will advance CIT’s strategic plan by diversifying and enhancing the company’s funding profile, extending its commercial banking capabilities and enhancing profitability. Following the completion of the transaction, Mutual of Omaha Bank will begin to transition to the CIT brand and its branch locations will operate under the CIT Bank brand.

“We are pleased to receive approval from the OCC and complete another milestone in the transaction,” said CIT Chairwoman and Chief Executive Officer Ellen R. Alemany. “This acquisition will make CIT an even stronger company through the addition of the scalable homeowner association banking business and the complementary middle market banking capability. We look forward to completing the final steps of this transaction and bringing together the organizations to unlock greater value for our customers, colleagues, shareholders and communities.”

Upon completion of the merger, the combined company is expected to have over $42 billion of total deposits and approximately $60 billion of total assets.

About CIT

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience, approximately $50 billion in assets as of Sept. 30, 2019, and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). The company’s commercial banking segment includes commercial financing, real estate financing, equipment financing, factoring and railcar financing. CIT’s consumer banking segment includes its national online bank, CIT Bank, and a Southern California branch bank, OneWest Bank, a division of CIT Bank, N.A. Discover more at cit.com/about.

Contacts:

Media Relations	Investor Relations

Gina Proia	Barbara Callahan

212-771-6008	973-740-5058

Gina.Proia@cit.com	Barbara.Callahan@cit.com